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                                                                       EXHIBIT 5

                                  May 5, 1999


Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, KS 66210

Gentlemen:

     We refer to the Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-4 (Registration No. 333-65539) of Gold Banc Corporation, Inc. (the "Company") proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 3,920,292 shares of the Company's Common Stock to be sold by certain stockholders of the Company identified in the Registration Statement as "Selling Stockholders."

     We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

     We are of the opinion that the 3,920,292 shares offered for sale by the Selling Stockholders have been legally issued and are fully paid and non-assessable.

     We hereby consent to the reference to us under the heading "Legal Matters" in the prospectuses constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,


                                       /s/ Blackwell Sanders Peper Martin LLP